Exhibit 5.3

30 St Mary Axe London EC3A 8AF
A. Stephen Gillespie To Call Writer Directly: +44 20 7469 2055 stephen.gillespie@kirkland.com	Telephone: +44 20 7469 2000 www.kirkland.com	Facsimile: +44 20 7469 2001

13 June 2013

BY EMAIL AND POST

Tronox Finance LLC (the “Issuer”)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

Dear Sirs,

1	Scope and purpose of opinion

1.1	We have acted as counsel to the Issuer and Tronox International Finance LLP, a limited liability partnership incorporated in England & Wales (the “Company”) in connection with the Company’s proposed guarantee pursuant to a notation of guarantee substantially in the form set out in exhibit E (the “Notation of Guarantee”) of the indenture dated August 20, 2012 (the “Indenture”) of exchange notes in an aggregate principal amount of $900,000,00 (the “Exchange Notes”) to be issued by the Issuer in connection with an exchange offer to be made pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission on or about 13 June 2013 (the “Registration Statement”) under the Securities Act of 1933, as amended.

1.2	This letter is limited to English law in force at the date of this letter as currently applied and interpreted by the English courts (and references to “English law” and to the “laws of England and Wales” are to be construed accordingly). We do not assume any obligation and are under no duty to provide you with any opinion or advice after the date of this letter by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions, or for any other reason.

1.3	This letter is given on the basis that it will be governed by and construed in accordance with English law. We express no opinion on the laws of any other jurisdiction and you should note the assumptions and qualifications regarding other laws contained in this letter.

1.4	For the purposes of issuing this letter, we have:

IS A MULTINATIONAL PRACTICE, THE PARTNERS OF WHICH ARE SOLICITORS OR REGISTERED FOREIGN

LAWYERS (ADMITTED IN THE U.S. AND OTHER JURISDICTIONS), AND IS AUTHORIZED AND REGULATED BY THE SOLICITORS REGULATION

AUTHORITY (SRA NUMBER 349107). A LIST OF THE PARTNERS, GIVING EACH PARTNER’S PROFESSIONAL QUALIFICATION

AND JURISDICTION OF QUALIFICATION IS OPEN TO INSPECTION AT THE ADDRESS ABOVE.

ASSOCIATED OFFICES

Chicago	Hong Kong	Los Angeles	Munich	NewYork	Palo Alto	San Francisco	Shanghai	Washington, D.C.

(a)	only examined and relied on the documents and records listed in Schedule 1 (Documents, Searches and Enquiries); and

(b)	only made and relied on the searches and enquiries listed in Schedule 1 (Documents, Searches and Enquiries) (together the “Searches”).

1.5	Unless otherwise defined in this letter, capitalised terms defined in the Notation of Guarantee have the same meaning when used in this letter.

1.6	The headings in this letter do not affect its interpretation. In particular, headings are included in Schedule 2 (Assumptions) and Schedule 3 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to particular opinions unless expressly noted therein. Each statement which has the effect of limiting our opinion is independent of any other such statement and is not to be read or implied as restricted by it.

2	Opinions

2.1	The opinions in the paragraphs below are based on the documents and records that we have examined and the Searches that we have carried out and are subject to the assumptions set out in Schedule 2 (Assumptions), the qualifications and reservations set out in Schedule 3 (Qualifications) and to any matters not disclosed to us. The opinions are strictly limited to the matters stated below and do not extend to any other matters.

2.2	Status: The Company is a partnership duly incorporated with limited liability under the laws of England and Wales and has not been declared insolvent by any bankruptcy or similar court in England and Wales and no notice of appointment of a liquidator, receiver, administrative receiver or administrator in respect of it or order or resolution for its winding-up or order for its administration has been filed or is pending before any such court and no petition for its winding-up or application for its administration has been presented.

2.3	Corporate capacity and authority: The Company has the corporate power to enter into, and perform the obligations described in, the Notation of Guarantee to which it is a party and has taken all necessary corporate action to authorise the entry into and delivery, and performance by it of the obligations described in, Notation of Guarantee to which it shall become a party.

3	Disclosure and reliance

3.1	This letter may be relied upon by the Issuer.

3.2	Without our written consent no person other than you and Kirkland & Ellis LLP may rely on this letter for any purpose and this letter may not be cited or quoted in any financial statement, prospectus, private placement memorandum or other similar document or in any other document or communication or made public in any other way.

3.3	We hereby disclaim all responsibility to any person other than you in relation to this opinion or otherwise.

3.4	We agree that this letter may be disclosed (a) where required by applicable law, provided that you promptly notify us of any request to disclose or disclosure (to the extent permitted to do so by applicable law); and (b) to your professional advisers on a “need to know” basis and on the basis that the person to whom it is disclosed agrees in favour of us to keep it confidential and (c) as a filing with the Securities and Exchange Commission as an exhibit to the Registration Statement.

3.5	For the avoidance of doubt, in no circumstances can any person that this letter is provided to pursuant to paragraph 3.4 above rely on this letter.

Yours faithfully,

/s/ Kirkland & Ellis International LLP

Kirkland & Ellis International LLP

SCHEDULE 1

DOCUMENTS, SEARCHES AND ENQUIRIES

Documents covered by this opinion

1	A draft form of the Notation of Guarantee

Other documents and records

2	The Registration Statement.

3	A signed copy of the Indenture.

4	A certified copy of the certificate of incorporation and the LLP agreement dated 10 May 2012 (the “Constitutional Documents”).

5	A copy of the unanimous written resolution of the partners of the Company in lieu of a meeting dated 16 August 2012 approving, among other things, entry into the Indenture (“Board Approval” and together with the Constitutional Documents, the “Corporate Authorisations”).

Searches and enquiries

6	Results disclosed in the searches of the publicly available records relating to the Company at Companies House conducted by 7Side Ltd on 13 June 2013.

7	A telephone enquiry in respect of the Company made to the Central Registry of Winding-up Petitions at the Companies Court in London conducted by us on 10 June 2013.

SCHEDULE 2

ASSUMPTIONS

1	That the Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 at the time it enters into the Notation of Guarantee and will not, as a result thereof, be unable to pay its debts within the meaning of that section.

2	That neither the members nor the directors of the Company have taken any action for its winding-up, and no proceedings have been instituted for its winding-up, liquidation or the appointment of a receiver, administrative receiver or administrator in respect of all or any part of its undertaking, property or assets and no voluntary arrangement has been proposed in respect of it. We have reviewed the Searches and no record of the occurrence of any of these events in relation to the Company was revealed in the Searches, although we would refer you to the caveat contained in this letter in relation to relying on such searches and enquiries.

3	That nothing has occurred in relation to the Company which corresponds to the matters described in paragraphs 1 and 2 above in any jurisdiction to which it or any of its assets are subject.

4	That the Company maintains its “centre of main interests” in England and Wales for the purposes of The Council of the European Union Regulation No. 1346/2000 of 29 May 2000 on Insolvency Proceedings, as amended (the “Insolvency Regulation”).

5	That the Company does not maintain an “establishment” (as defined in Article 2(h) of the Insolvency Regulation) in any Member State (as that term is used therein) other than the United Kingdom and that the Company has not taken any action or permitted any action to be taken which may result in a court of any other Member State finding that it has an establishment in that other Member State.

6	That each person (other than the Company) which is a party to, or a beneficiary under, the Notation of Guarantee is duly incorporated or organised and existing and has the capacity, power and authority to execute and deliver the terms of the Notation of Guarantee and/or the transactions contemplated thereby and to perform its obligations thereunder under all applicable laws and regulations and that each such party has duly authorised that execution, delivery and performance including, without limitation, the granting of any guarantee, indemnity or security created thereby.

7	That in respect of the Board Approval:

(a)	the resolutions referred to in it were duly passed by duly appointed members of the Company by way of written resolution in which all constitutional, statutory and other formalities (including, for example, that the required quorum was present and all relevant interests of directors were disclosed) were duly observed;;

(b)	it correctly records the subject matter which it purports to record; and

(c)	the conclusions therein as to the commercial justification for the execution and delivery of the Notation of Guarantee to which that Board Approval relates was reached by the Company in good faith for its benefit, for the purposes of its business, on arm’s length terms, in accordance with all relevant fiduciary and other duties and in accordance with all applicable laws and the constitutional documents of the Company and were conclusions at which such directors could reasonably arrive.

8	That the Corporate Authorisations have not in any way been modified, amended, annulled, rescinded or revoked and are in full force and effect and that no further resolutions of the members of the Company have been passed, or corporate or other action taken, which would or might alter the effectiveness of the Corporate Authorisations.

9	That the Notation of Guarantee will promote the success of the Company, is for the benefit of its members as a whole and that any guarantee or indemnity contained in the Notation of Guarantee was given for legitimate purposes of the Company, that the members of the Company have not in any meeting of the Company imposed any restriction on its ability to give guarantees or indemnities and that no provision is required to be made in the financial statements of the Company for its contingent liability under any such guarantee or indemnity.

10	That any restriction on the ability of the Company to borrow, guarantee or secure contained in its constitutional documents will not be contravened by the entry into and performance by it of any agreement to which it is a party and that there are no contractual or other restrictions binding on the Company (other than as may be contained in the Notation of Guarantee or its memorandum and articles of association which would affect the conclusions in this letter.

11	That no party to the Notation of Guarantee had actual, constructive or implied knowledge of any prohibition or restriction on the Company, or any other party to that Notation of Guarantee, entering into (or authorising the entry into of) that Notation of Guarantee or performing its obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

12	The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of any party to an Opinion Document or their respective directors, employees, officers, agents and advisors, that no party to an Opinion Document held a belief that it was fundamentally different in substance or in kind from what the Opinion Document actually was, that no Opinion Document has been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, any Opinion Document and that each Opinion Document has been entered into, and will be carried out, by each party thereto in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arms’ length commercial terms.

13	That the documents listed in Schedule 1 (Documents, Searches and Enquiries) of this letter contain all relevant information which is material for the purposes of our opinion and there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the parties to the Notation of Guarantees or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this letter and that the execution, delivery, issue and performance of the Notation of Guarantees will not result in any breach of any instrument, agreement or obligation to which the Company is a party or to which it is subject as the case may be.

14	That the Searches were and remain accurate, complete and up-to-date at the date of this letter and disclose all information which is necessary or material for the purposes of this opinion. That there has been no alteration in the status, position or condition of the Company (howsoever described) from that revealed in the Searches and no additional matters would have been disclosed by the Searches if they were carried out at a later time. All documents, forms and notices which should have been delivered to Companies House on behalf of or relating to the Company have been so delivered and the file of records maintained at Companies House concerning it, and reproduced for public inspection, was complete, accurate and up-to-date at the time of the Searches and the copies of its articles of association (and memorandum, if any) examined by us are complete and up-to-date and would, if issued today, comply, as respects each of the articles of association, with Section 36 of the Companies Act 2006.

15	That all signatures, stamps, seals and markings on all documents submitted to us are genuine, that those documents are authentic and complete and remain accurate and up-to-date at the date of this letter and that all factual statements contained in all documents examined by us (including any factual matter represented by a party to a document) are correct, complete and fair.

16	That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document.

17	That no person that is a beneficiary of a guarantee or indemnity granted by the Company under a Notation of Guarantee is a “connected person” (within the meaning of Section 249 of the Insolvency Act 1986).

SCHEDULE 3

QUALIFICATIONS

1	No opinion is expressed as to matters of fact.

2	We do not express any opinion as to any taxation matters or consequences which will or may arise as a result of any transaction effected in connection with any Notation of Guarantee or the rights of remedies of any taxation authority in respect of non-payment of taxes or the failure to comply with applicable laws and regulations relating to taxation. For these purpose “taxation” and “taxes” shall be deemed to include stamp duties, stamp duty reserve tax and value added tax (or similar indirect taxes).

3	We express no opinion as to whether the Company is eligible for a moratorium under Schedule 1A of the Insolvency Act 1986.

4	This opinion does not cover any laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter.

5	The Searches at Companies House are not capable of revealing definitively whether or not a winding-up order has been made in respect of a company or a resolution passed for the winding-up of a company, an administration order has been made in respect of a company or a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company or any of its property or assets. Notice of these matters might not be filed with the Registrar of Companies in time to be disclosed in the Searches and, when filed, might not be entered on the records of the relevant company in time to be disclosed in the Searches. In addition, the Searches are not capable of revealing whether or not a petition for winding-up or a petition, application or notice for the appointment of a receiver, administrative receiver, administrator or liquidator has been presented or filed at court.

6	In relation to insolvency enquiries, the Searches at the Central Registry of Winding-up Petitions relate to compulsory winding-up and administration in the High Court of England and Wales in London only. The Searches are not capable of revealing whether winding-up or administration proceedings have been commenced in a District Registry of the High Court of England and Wales. It is not possible to carry out a search for winding-up or administration proceedings in the District Registries unless an application is made to the relevant District Judge and a GBP30 fee is paid. We have not made any such application.

7	In addition, the Searches are not capable of revealing conclusively whether or not (a) a winding-up petition for a compulsory winding-up has been presented, (b) a winding-up order has been made, (c) an application has been made, a petition has been presented, a notice of intention to appoint or a notice of appointment has been filed with a view to the appointment of an administrator or (d) an administrator has been appointed in the High Court of England and Wales. This is because details of the petition, order, application, notice or appointment may not have been entered on the records of the Central Registry of Winding-up Petitions at the High Court in time to be disclosed by the Searches.

8	The Company may be subject to insolvency proceedings in another Member State if it maintains its centre of main interests in that Member State for the purposes of the Insolvency Regulation or maintains an establishment in that Member State. Any such insolvency proceedings will not be filed at any of Companies House, the Central Registry of Winding-up Petitions or any District Registry or County Court of England and Wales. We have not searched any equivalent company registers or court information in any other Member State. Accordingly the Searches will not identify any insolvency proceedings commenced in another Member State.